Exhibit 5

                  [Letterhead of Mayer, Brown, Rowe & Maw]

                                May 31, 2002

AMLI Residential Properties Trust
125 South Wacker Drive, Suite 3100
Chicago, Illinois   60606

     Re: Registration Statement on Form S-8 AMLI Residential Properties 2002 Trustee Share Compensation Plan

Ladies and Gentlemen:

     We have acted as counsel to AMLI Residential Properties Trust, a Maryland real estate investment trust (the "Company") in connection with the proceedings (the "Company Proceedings") taken and to be taken to the registration by the Company of an aggregate 30,000 of its common shares of beneficial interest and related preferred share purchase rights (collectively, the "Common Shares"), with the Securities and Exchange Commission (the "SEC") in connection with the Company's 2002 Trustee Share Compensation Plan (the "Plan"). We have also participated in the preparation and filing with the SEC under the Securities Act of 1933, as amended, of a registration statement on Form S-8 (the "Registration Statement") relating to the Common Shares.

     As counsel to the Company, we have examined originals or copies certified to our satisfaction of the Company's Amended and Restated Declaration of Trust, as supplemented, and Amended and Restated Bylaws, resolutions of the Board of Trustees and such other Company records, instruments, certificates and documents and such questions of law as we considered necessary or appropriate to enable us to express this opinion. As to certain facts material to our opinion, we have relied, to the extent we deem such reliance proper, upon certificates of public officials and officers of the Company. In rendering this opinion, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of photostatic copies.

     Based upon and subject to the foregoing and to the assumptions, limitations and conditions set forth above, we are of the opinion that, upon completion of the Company Proceedings, the Common Shares, when issued and delivered in accordance with the Company Proceedings and the Plan, will have been validly issued, fully paid and nonassessable.

     We consent to the filing of this opinion as an exhibit to the Registration Statement.

                                         Very truly yours,

                                        /s/ MAYER, BROWN, ROWE & MAW